Exhibit 10.1

May 11, 2022

Christopher Slapak, M.D.

Via DocuSign/Email

Re: Separation Agreement

Dear Christopher:

This letter sets forth the substance of the separation agreement (hereinafter, “Agreement”) that Vor Biopharma Inc. (hereinafter, the “Company”) is offering to you to aid in your employment transition and retirement from the Company.

1.
Separation. Your last day of employment will be May 6, 2022 (hereinafter, the “Separation Date”).
2.
Payment. On the Separation Date, the Company will make a payment to you for all wages earned for time worked through the Separation Date, subject to standard payroll deductions and withholdings. You will receive this payment regardless of whether or not you sign this Agreement. You acknowledge and agree that the Company maintains an unlimited, non-accrual vacation policy and, as a result, you have no accrued but unused vacation time that the Company is obligated to pay to you upon your separation from employment.
3.
Unemployment. You may be eligible for unemployment insurance (“UI”) benefits after the Separation Date as a result of your termination from the Company. The applicable state department overseeing unemployment insurance, not the Company, will determine your eligibility for UI benefits. You acknowledge and agree that the Company shall have no liability for the outcome of any unemployment claim that you may file and that this Agreement shall remain in full force and effect notwithstanding the outcome of any claim for UI benefits.
4.
Severance Benefits. If you (i) execute, deliver and do not revoke this Agreement; (ii) continue to comply with your obligations pursuant to the Employee Confidentiality, Assignment and Non-Solicitation Agreement which you signed on July 8, 2020 (the “Confidentiality Agreement”); (iii) resign from all positions and appointments with the Company; and (iv) return all Company property, then Company will provide you with the following severance benefits (the “Severance Benefits”):
(a)
The Company will make a lump-sum severance payment to you within thirty (30) days following the Separation Date in an amount equal to twelve (12) months of your base cash salary. This payment will be subject to applicable deductions and withholdings and will be paid to you within thirty (30) days following the Effective Date (as defined below), provided that you return and do not revoke this Agreement.
(b)
If you are eligible for and timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or the state equivalent, the Company will reimburse you for the cost of COBRA premiums for you and your eligible dependents, if any, until the earlier of (A) twelve (12) months from Separation Date, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become employed by another employer or self-employed through which you are eligible for health insurance (thereafter, you will be responsible for all COBRA premium payments, if any). To receive this reimbursement, you will be required to remit timely payment to the Company’s COBRA provider and present proof of payment within ten (10) days, and the Company will process the reimbursement to you in accordance with its ordinary expense reimbursement practices.
(c)
The Company will extend the exercise period of your Options (defined below) as set forth in Section 6.

To the extent Internal Revenue Code Section 409A (“Section 409A”) applies to the consideration for this Agreement, both you and the Company intend this Agreement to comply with Section 409A and its exceptions. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. You acknowledge and agree that the Company does not guarantee or make any representation whatsoever regarding the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, consequences related to Section 409A, and that you will consult with your financial advisor regarding the tax consequences of the Severance Benefits and your obligations with respect to same. In the event any payments are deemed by the Internal Revenue Service to be non-compliant, this Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering payments, or the timing of their receipt, provided that no such modification shall in any way increase the Company’s obligations under this Agreement.

5.
Benefit Plans.
(a)
If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the Separation Date. Thereafter, to the extent provided by COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense (except as provided in Section 4 above). Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. Human Resources will discuss the details of COBRA continuation coverage, your eligibility for same, and premium payments with you. Eligibility for COBRA continuation coverage is determined by the Company’s group insurance plan, not the Company. The Company makes no representation or warranty regarding your eligibility for COBRA.
(b)
Your participation in employer-sponsored Group Life Insurance and Short- and Long-Term Disability Insurance will cease as of the Separation Date. Human Resources will provide you with information concerning options for converting these benefits.
(c)
Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.
(d)
If you are currently participating in the Health Savings Account program, deductions for contributions to such account will end with your last regular paycheck.
6.
Stock Options. You were granted options to purchase shares of the Company’s common stock, $0.0001 par value per share (the “Options”), pursuant to the Company’s 2015 Stock Incentive Plan, as amended, and the Company’s 2021 Equity Incentive Plan or a successor equity plan (in either case, the “Plan”). Under the terms of the Plan and your stock option grant, vesting will cease as of the Separation Date. Any rights to exercise your options as to any vested shares will be as set forth in the Plan. Notwithstanding the foregoing, if you sign this Agreement and allow it to become effective, then as an additional severance benefit, subject to approval by the Company’s Board of Directors or a committee thereof, the Company will extend the period following the Separation Date in which you may exercise your vested options through the six (6) month anniversary of the Separation Date (or the expiration date of the option, if earlier). To the extent that any option that is extended above is an “incentive stock option” under the Internal Revenue Code, such extension may cause the option to lose such status and instead be treated as a non-qualified stock option for federal tax purposes. The Company makes no representation or guarantees regarding the status of any option as an incentive stock option or otherwise. You acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of such options and any other compensation and benefits that you are receiving hereunder. You acknowledge and agree that, as a condition to any exercise of the vested shares subject to such options, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company (except for the employer’s share of any FICA), arising by reason of the exercise of such options.
7.
No Amounts Owing. You acknowledge and agree that, other than the amounts stated in Section 4 of this Agreement, there are no amounts otherwise due or owing to you under any employment agreement or policy or practice of the Company, and that the contemplated severance benefits to be provided to you subject to the conditions of this Agreement are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than you. You further acknowledge and agree that you have been paid and provided all wages, bonuses, vacation pay, holiday pay and any other form of compensation that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from the Company.
8.
Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
9.
Return of Company Property. By the Separation Date, you agree to return to the Company all Company electronic and hard copy documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, tablets, and smartphones), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with a member of the Company’s information technology group. Receipt of the Severance Benefits described in Section 4 of this Agreement is expressly conditioned upon return of all Company property.
10.
Confidential Information and Post-Termination Obligations. You acknowledge your continuing obligations under your Confidentiality Agreement, attached hereto as Exhibit A. If you have any doubts as to the scope of the restrictions in your agreement, you should contact me immediately to assess your compliance. Please familiarize yourself with the enclosed agreement which you signed as the Company intends to enforce its contract rights. Confidential information that is also a “trade secret,” as defined by law, may only be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
11.
Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
12.
Cooperation After Termination. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours without additional costs to the Company.
13.
General Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; common law; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:
•
has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), pregnancy, national origin, ancestry, disability, religion, sexual orientation, gender identity or expression, marital status, parental status, military service or veteran status, source of income, entitlement to benefits, need for leave or accommodation, any union activities or other protected category or retaliated against you in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866 (42 U.S.C. 1981); the Civil Rights Act of 1991; the Genetic Information Nondiscrimination Act; Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the Age Discrimination in Employment Act, which prohibits discrimination based on age; the Older Workers Benefit Protection Act; the National Labor Relations Act, the Lily Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B); the Massachusetts Equal Rights Act; the Massachusetts Equal Pay Act; the Massachusetts Privacy Statute; the Massachusetts Civil Rights Act; the Massachusetts Pregnant Workers Fairness Act; the Indiana Civil Rights Law, the Indiana Wage Payment and Wage Claims Acts; all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;
•
has violated any other employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993 and the Massachusetts Parental Leave Act, which requires employers to provide leaves of absence under certain circumstances; the anti-retaliation provisions of the Massachusetts Paid Family and Medical Leave Law (M.G.L. c. 175M, section 9); the Fair Credit Reporting Act; the Employee Polygraph

Protection Act; the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150); the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B); the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101); the Massachusetts Earned Sick Time Law all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;
•
has violated any other laws, such as federal, state, or local laws providing workers compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local statutory or common law providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

You expressly release any and all claims, whether known or unknown, arising under any state or federal statute regarding the payment of wages and other compensation, including but not limited to the Massachusetts Payment of Wages Act and the Massachusetts minimum wage and overtime laws.

Notwithstanding the foregoing general release, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Agreement. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the greatest extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which the Company is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

14.
Your Acknowledgments and Affirmations/Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the Age Discrimination in Employment Act (ADEA), as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the- job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty- one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the consideration period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the day after the seven (7)-day revocation period has expired without any revocation of this Agreement by you (the “Effective Date”), which shall be the eighth day after your execution of this Agreement. You may revoke this Agreement by giving notice in writing by email and certified mail to me, Robert Ang, President & Chief Executive Officer, [***], 100 Cambridgepark Drive, Suite 101, Cambridge, MA 02140.
15.
No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
16.
Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
17.
Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.
18.
Agreement to Arbitrate. You and the Company agree that any dispute, controversy, or claim arising out of or related to in any way to the employment relationship or termination of that relationship, including this Agreement or any breach of this Agreement, to the fullest extent permitted by law, shall be submitted to and decided by binding arbitration. This agreement to arbitrate clearly and unmistakably includes all grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court or agency under applicable federal, state, local, or common laws arising out of or relating to your employment with the Company and the termination thereof, including claims you may have against the

Company or against any of its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that the Company may have against you. This agreement to arbitrate includes, but is not limited to, claims under the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B and the Massachusetts Payment of Wages Act, M. G. L. c. 149, sections 148 and 150. This agreement to arbitrate shall not apply to claims that cannot be arbitrated as a matter of law, but shall be read to apply to all claims arising out of your employment with the Company and the Agreement to the broadest extent permissible by law. This Section shall be specifically enforceable, and this agreement to arbitrate shall survive the Separation Date. Arbitration shall be administered exclusively by JAMS in the Commonwealth of Massachusetts and shall be conducted consistent with the rules, regulations, and requirements thereof. Should JAMS cease to exist, the arbitration process shall be administered by the American Arbitration Association in the Commonwealth of Massachusetts and shall be conducted consistent with the rules, regulations, and requirements thereof. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. You acknowledge that by agreeing to this arbitration procedure, both you and the Company knowingly and voluntarily waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

If this Agreement is acceptable to you, please sign below and return the original to me on or after your Separation Date, but no later than the date that is twenty-one (21) days after you receive this Agreement. This offer will expire if we have not received your executed copy by that date.

[Remainder of this page left intentionally blank. Signature page to follow.]

I wish you good luck in your future endeavors.

Sincerely,

Vor Biopharma Inc.

/s/ Robert Ang

Robert Ang, Chief Executive Officer

Attachments:

Exhibit A – Employee Confidentiality, Assignment, and Non-Solicitation Agreement

Agreed to and accepted this 11th day of May 2022:

/s/ Christopher Slapak

Signature

Christopher Slapak

Print Name

CONSIDERATION PERIOD

I, Christopher Slapak, M.D., understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on May 11, 2022. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed

/s/ Christopher Slapak

Signature

5/11/2022

Date

Exhibit A

Employee Confidentiality, Assignment and Non-Solicitation Agreement

EXHIBIT A

Prior Inventions